Exhibit 3(i)

AMENDED AND RESTATED CERTIFICATE OF FORMATION

of

EXXONMOBIL HOLDINGS CORPORATION

(As Amended Effective July 1, 2026)

ExxonMobil Holdings Corporation, a corporation organized and existing under the laws of the State of Texas, amends and restates its Certificate of Formation in accordance with the following:

A. This Amended and Restated Certificate of Formation accurately copies the provisions of the existing Certificate of Formation of ExxonMobil Holdings Corporation, as further amended by this Amended and Restated Certificate of Formation as hereinafter set forth, and contains no other change in any provisions thereof.

B. The amendments have been made in accordance with the Texas Business Organizations Code, and this Amended and Restated Certificate of Formation and the amendments effected hereby have been approved in the manner required under the Texas Business Organizations Code and the governing documents of ExxonMobil Holdings Corporation.

C. The existing Certificate of Formation is hereby superseded by the following Amended and Restated Certificate of Formation, which accurately copies the entire text thereof, as amended hereby:

FIRST. The name of the corporation is:

EXXONMOBIL HOLDINGS CORPORATION

SECOND. The address of the corporation’s registered office is 211 East 7th Street, Suite 620, Austin, TX 78701-3218. The name of the corporation’s registered agent at such address, upon whom process against the corporation may be served, is Corporation Service Company.

THIRD. The purposes for which the corporation is organized are to engage in any or all activities within the purposes for which corporations now or at any time hereafter may be organized under the Texas Business Organizations Code and under all amendments and supplements thereto, or any revision thereof or any statute enacted to take the place thereof (the “TBOC”), including but not limited to the following:

(1) To do all kinds of mining, manufacturing and trading business; transporting goods and merchandise by land or water in any manner; to buy, sell, lease and improve lands; to build houses, structures, vessels, cars, wharves, docks and piers; to lay and operate pipelines; to erect and operate telegraph and telephone lines and lines for conducting electricity; to enter into and carry out contracts of every kind pertaining to its business; to acquire, use, sell and grant licenses under patent rights; to purchase or otherwise acquire, hold, sell, assign and transfer shares of capital stock and bonds or other evidences of indebtedness of corporations, and to exercise all the privileges of ownership including voting upon the securities so held; to carry on its business and have offices and agencies therefor in all parts of the world; and to hold, purchase, mortgage and convey real estate and personal property within or without the State of Texas;

(2) To engage in any activities encompassed within this Article Third directly or through a subsidiary or subsidiaries and to take any and all acts deemed appropriate to promote the interests of such subsidiary or subsidiaries, including, without limiting the foregoing, the following: making contracts and incurring liabilities for the benefit of such subsidiary or subsidiaries; transferring or causing to be transferred to any such subsidiary or subsidiaries assets of this corporation; guaranteeing dividends on any shares of the capital stock of any such subsidiary; guaranteeing the principal and interest or either of the bonds, debentures, notes or other evidences of indebtedness issued or obligations incurred by any such subsidiary or subsidiaries; securing said bonds, debentures, notes or other evidences of indebtedness so guaranteed by mortgage of or security interest in the property of this corporation; and contracting that said bonds, debentures, notes or other evidences of indebtedness so guaranteed, whether secured or not, may be convertible into shares of this corporation upon such terms and conditions as may be approved by the board of directors;

(3) To guarantee the bonds, debentures, notes or other evidences of indebtedness issued, or obligations incurred, by any corporation, partnership, limited partnership, joint venture or other association in which this corporation at the time such guarantee is made has a substantial interest or where such guarantee is otherwise in furtherance of the interests of this corporation; and

(4) To exercise as a purpose or purposes each power granted to corporations by the TBOC or by any amendment or supplement thereto or by any statute enacted to take the place thereof, insofar as such powers authorize or may hereafter authorize corporations to engage in activities.

FOURTH. The aggregate number of shares which the corporation shall have authority to issue is nine billion two hundred million (9,200,000,000) shares, divided into two hundred million (200,000,000) shares of preferred stock, par value $0.001 per share, and nine billion (9,000,000,000) shares of common stock, par value $0.001 per share.

(1) The board of directors of the corporation is authorized at any time or from time to time pursuant to a resolution or resolutions (i) to issue the shares of preferred stock in one or more classes or series within any class or classes of preferred stock; (ii) to determine for any such class or series its designation, relative rights, preferences and limitations; (iii) to determine the number of shares in any such class or series (including a determination that such class or series shall consist of a single share); (iv) to increase the number of shares of any such class or series previously determined by it and to decrease such previously determined number of shares to a number not less than that of the shares of such class or series then outstanding; (v) to change the designation or number of shares, or the relative rights, preferences and limitations of the shares, of any theretofore established class or series no shares of which have been issued; and (vi) to cause to be executed and filed without further approval of the shareholders such amendment or amendments to the Amended and Restated Certificate of Formation or other instruments as may be required in order to accomplish any of the foregoing. In particular, but without limiting the generality of the foregoing, the board of directors is authorized to determine with respect to the shares of any class or series of preferred stock:

(a) whether the holders thereof shall be entitled to cumulative, non-cumulative or partially cumulative dividends or to no dividends and, with respect to shares entitled to dividends, the dividend rate or rates (which may be fixed or variable and may be made dependent upon facts ascertainable outside of the Amended and Restated Certificate of Formation) and any other terms and conditions relating to such dividends;

(b) whether the holders thereof shall be entitled to receive dividends payable on a parity with or subordinate or in preference to the dividends payable on any other class or series of shares of the corporation;

(c) whether, and if so to what extent and upon what terms and conditions, the holders thereof shall be entitled to preferential rights upon the liquidation of, or upon any distribution of the assets of, the corporation;

(d) whether, and if so upon what terms and conditions, such shares shall be convertible into other securities;

(e) whether, and if so upon what terms and conditions, such shares shall be redeemable;

(f) the terms and amount of any sinking fund provided for the purchase or redemption of such shares; and

(g) the voting rights, if any, to be enjoyed by such shares and the terms and conditions for the exercise thereof.

(2) Each holder of shares of common stock shall be entitled to one vote for each share of common stock held of record by such holder on all matters on which holders of shares of common stock are entitled to vote.

(3) No holder of any shares of common or preferred stock of the corporation shall have any right as such holder (other than such right, if any, as the board of directors in its discretion may determine) to purchase, subscribe for or otherwise acquire any unissued or treasury shares, or any option rights, or securities having conversion or option rights, of the corporation now or hereafter authorized.

FIFTH. For the historic record, this company has its origins in the Standard Oil Company of New Jersey, which was incorporated in 1882. The following is a list of the names and residences of the original shareholders of the historic Standard Oil Company of New Jersey, and of the number of shares held by each:

H.M. Flagler	of New York City,	One share.
Paul Babcock, Jr.	of Jersey City,	One share.
James McGee	of Plainfield, New Jersey,	One share.
Thos. C. Bushnell	of Morristown, New Jersey,	One share.

John D. Rockefeller	of Cleveland, Ohio,	}
Wm. Rockefeller	of New York City,	}
J.A. Bostwick	of New York City,	}
John D. Archbold	of New York City,	}
O.H. Payne	of Cleveland, Ohio,	}
Wm. G. Warden	of Philadelphia, Pa.,	}
Benj. Brewster	of New York City,	}
Chas. Pratt	of Brooklyn, N.Y.,	}
and H.M. Flagler	of New York City.	}

Trustees of Standard Oil Trust, twenty-nine thousand nine hundred and ninety-six shares (29,996), of which twenty-one thousand seven hundred and twenty-four shares (21,724) were issued for property purchased and necessary for the business of this historic Standard Oil Company of New Jersey. The shareholders listed above are not the original shareholders of this company but are listed in this Certificate of Formation in recognition of their contributions to the historic Standard Oil Company of New Jersey.

SIXTH. The number of directors at any time may be increased or diminished by vote of the board of directors, and in case of any such increase the board of directors shall, to the extent permitted by the TBOC, have power to elect each such additional director to hold office until the next succeeding annual meeting of shareholders and until his successor shall have been elected and qualified.

The board of directors from time to time shall determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the corporation, or any of them, shall be open to the inspection of the shareholders; and no shareholder shall have any right of inspecting any account or book or document of the corporation, except as conferred by statute or authorized by the board of directors, or by a resolution of the shareholders.

SEVENTH. The following actions may be taken by the affirmative vote of a majority of the shares of the corporation entitled to vote thereon, provided, that, if permitted by the TBOC, instead of the foregoing voting standard, the following actions may be taken by the affirmative vote of a majority of the votes cast by the holders of shares of the corporation entitled to vote thereon:

(1) The adoption by the shareholders of a proposed amendment of the Amended and Restated Certificate of Formation of the corporation;

(2) The adoption by the shareholders of a proposed plan of merger or consolidation involving the corporation;

(3) The approval by the shareholders of a sale, lease, exchange, or other disposition of all, or substantially all, the assets of the corporation otherwise than in the usual and regular course of business as conducted by the corporation; and

(4) Winding up or dissolution.

EIGHTH. Subject to the procedures set forth in the by-laws of the corporation, the percentage of shares required to be owned by shareholders requesting that the corporation call a special meeting of shareholders shall be fifteen percent (15%) of the voting power of the outstanding capital stock of the corporation entitled to vote on the matter or matters to be brought before the special meeting.

NINTH. Except as otherwise provided by statute or by this Amended and Restated Certificate of Formation or the by-laws of the corporation, as in each case the same may be amended from time to time, all corporate powers may be exercised by the board of directors. Without limiting the foregoing, the board of directors shall have power, without shareholder action:

(1) To authorize the corporation to purchase, acquire, hold, lease, mortgage, pledge, sell and convey such property, real, personal and mixed, without as well as within the State of Texas, as the board of directors may from time to time determine, and in payment for any property to issue, or cause to be issued, shares of the corporation, or bonds, debentures, notes or other obligations or evidence of indebtedness thereof secured by pledge, security interest or mortgage, or unsecured; and

(2) To authorize the borrowing of money, the issuance of bonds, debentures, notes and other obligations or evidences of indebtedness of the corporation, secured or unsecured, and the inclusion of provisions as to redeemability and convertibility into shares of stock of the corporation or otherwise, and, as security for money borrowed or bonds, debentures, notes and other obligations or evidences of indebtedness issued by the corporation, the mortgaging or pledging of any property, real, personal, or mixed, then owned or thereafter acquired by the corporation.

TENTH. To the full extent from time to time permitted by law, no director or officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders. Neither the amendment or repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Formation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director or officer of the corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.

IN WITNESS WHEREOF, ExxonMobil Holdings Corporation, has caused this Amended and Restated Certificate of Formation to be signed by its duly authorized officer on July 1, 2026.

By: /s/ James R. Chapman _________________________________________
Name: James R. Chapman
Title: Vice President, Corporate Finance and Treasurer

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